Filed Pursuant to Rule 433
Registration Statement No. 333-124476
March 16, 2006
República Oriental del Uruguay
U.S.$500,000,000 7.625% Global Amortizing Bonds due 2036
Final Terms and Conditions
As of March 16, 2006

Issuer	República Oriental del Uruguay
Title	7.625 % Global Notes due 2036
Issue currency	U.S. dollars
Ratings	B3/B/B+
Issue size	US$500,000,000
Maturity date	03/21/2036
Settlement date	03/21/2006
Coupon	7.625%
Public Offering Price	100%
Denominations	U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof
Day count	30/360
Type	SEC Registered; Global
Listing	Application has been made to admit the Securities to the Official list of the
United Kingdom Listing Authority
Joint Bookrunners/Allocation	Citigroup Global Markets Inc. (50%)/
Morgan Stanley & Co. Incorporated (50%)
CUSIP/ISIN	760942AS1/US760942AS16
Interest payment dates	March 21 and September 21, starting on September 21, 2006
Principal Payment	Principal amounts due will be paid in three equal instalments on March, 21
2034, March 21, 2035 and the maturity date
Underwriting discount	0.175%

A preliminary prospectus supplement of Uruguay accompanies this free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/102385/000095012306003244/y18608e424b3.htm
The following additional information of Uruguay and regarding the Securities is available from the SEC’s website and also accompanies this free-writing prospectus:
http://www.sec.gov/Archives/edgar/data/102385/000095012305005322/y08355svb.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342306000045/repofuruguayform18ka5_01-17.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342306000048/repofuruguayform18ka6_01-18.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342306000048/repofurguayex99e.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342306000288/repofuruguayform18ka8_0314.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342306000288/repofurguayex99e_0314.htm
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. to 212-723-6171 (call collect) or Morgan Stanley & Co. Incorporated at 1-800-624-1808 or from outside the U.S. to 212-761-5841 (call collect).
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.